Exhibit 99.1

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China
Telephone: (86-10) 5809-1000  Facsimile: (86-10) 5809-1100

PRC Legal Opinion
December 16, 2010

Southern China Livestock, Inc.
88 Guihuayuan, Guanjingcheng
Yujiang, Yingtan City, Jiangxi Province
People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We have acted as the PRC counsel to Southern China Livestock, Inc., a Delaware corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-1, File No. 333-167173. , including all amendments or supplements thereto (the “Registration Statement”), originally filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on May 28, 2010, relating to the offering of certain shares of common stock the Company (the “Offering”) by the Company and the selling shareholders named therein.  We have been requested to give this opinion on, inter alia, (i) the legal ownership structure of the Company’s PRC subsidiaries, Jiangxi Southern China Livestock Technology Co., Limited (“Jiangxi”) and the subsidiaries of Jiangxi, and Beijing Huaxin Tianying Livestock Technology Co., Limited (“Beijing Huaxin”) and the subsidiaries of Beijing Huaxin which are collectively set forth in Schedule 1 hereto (the “Domestic Companies”) ; (ii) the legality and validity of the documents referenced in Schedule 3 hereto (the “Option Documents”); and certain other matters as set forth below.

A.	Documents and Assumptions

In rendering this opinion, we have reviewed the originals or copies of certain documents as we deemed necessary or appropriate to render this opinion which were provided to us by the Company, and the Domestic Companies, and such other documents, corporate records, certificates issued by the governmental authorities in the PRC (collectively the “Documents”), and we have made investigation of the applicable laws and regulations of the PRC promulgated and publicly available as of the date of this opinion.

In our examination of the Documents, we have assumed without independent investigation and inquiry that (“Assumptions”):

i.
All signatures, seals and chops on the Documents are genuine, each signature thereto, on behalf of a party other than the Company, is that of a person duly authorized to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.
The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, cancelled, amended, superseded or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

iii.
All the explanations and interpretations provided by the government officers, which duly reflect the official position of the relevant Government Agencies, and all the Documents and the factual statements provided to us by the Company, and the Domestic Companies, including but not limited to those set forth in the Documents, are complete, true, correct and not misleading.  Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agencies with proper authority which are available to us; and

iv.	The applicable PRC statute, judgment, order or decree, rule, regulation and facts shall remain unchanged as of the date hereof and will not be changed.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)	“Domestic Companies” mean the PRC companies listed in Schedule 1 hereto;

(b)	“Government Agencies” mean any competent government authorities, courts or regulatory bodies of the PRC;

(c)
“Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, waivers, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies, including but not limited to the certificate of approval for establishment of enterprise with foreign investment in the PRC, business licenses, land use certificates, certificates of foreign exchange registration, and taxation registration certificates;

(d)	“Material Adverse Effect” means a material adverse effect on the conditions (financial or otherwise), business, properties or results of operations of the Domestic Companies taken as a whole;

(e)	“Mayson Holdings” means Mayson Holdings Limited, a company incorporated under the laws of British Virgin Islands; and

(f)	“PRC Shareholders” mean the individual holders of the options granted pursuant to the Restated Option Agreements, as filed as an exhibit to the Registration Statement and included in Schedule 2;

(g)	“PRC Laws” mean all laws and regulations currently in force and publicly available in the PRC as of the date hereof;

(h)	“SAFE” means the State Administration of Foreign Exchange and/or a local branch thereof.

Based on our review of the Documents and our understanding of the PRC laws, subject to the foregoing Assumptions and the qualifications set forth herein, we are of the opinion that:

1.
Each of Jiangxi,and Beijing Huaxin has been duly incorporated and validly exists as a wholly foreign-owned enterprise with limited liability under the PRC Laws, and each of the Domestic Companies other than Jiangxi and Beijing Huaxin has been duly incorporated and validly exists as a PRC domestic company with limited liability under the PRC Laws.  One hundred percent (100%) of the equity interest in each of Jiangxi and Beijing Huaxin is owned by Mayson Holdings, and each of the other Domestic Companies is wholly owned by its immediate parent except as expressly set forth in Schedule 1.  Each of the Domestic Companies has the enterprise legal person status.  The registered capital of each of the Domestic Companies has been paid in accordance with the applicable PRC Laws and the articles of association of such Domestic Company.  To our best knowledge after due inquiry, there is no security interest, mortgage, pledge, lien, encumbrance, claim or any third party right, the exercise of which may lead to the change of shareholdings or the amount of the registered capital of any of the Domestic Companies.

2.
Each of the Domestic Companies has full corporate right, power and authority for it to own, use, lease and license its assets and conduct its business in the manner described in its business license and such governmental authorizations contain no burdensome restrictions or conditions.  Each of the Domestic Companies has obtained all material Governmental Authorizations from, and completed all material filings with, the Government Agencies that are necessary for it to own, lease and license its assets and conduct its business in the manner described in its business license.  To our best knowledge after due inquiry, each of the Domestic Companies is in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the Domestic Companies has received any notification of proceedings relating to the modification, suspension or revocation of any such Governmental Authorizations.

3.
The articles of association and the business license of each of the Domestic Companies are in compliance with the requirements of the applicable PRC laws in all material aspects and are in full force and effect.

4.
The business carried out by each of the Domestic Companies and its ownership structure is, as described in the Registration Statement and complies with such Domestic Company’s articles of association and the PRC Laws in all material aspects. Such businesses do not constitute “restricted industries” or “prohibited industries” for foreign investment under the provisions of the PRC Catalogue of Industries for Guiding Foreign Investment, and complies with the PRC industrial policy for foreign investment.  All PRC Governmental Authorizations which are necessary and material to the operation of the Domestic Companies’ business in the PRC are described in the Registration Statement and have been obtained by the Domestic Companies.

5.
Each of the Domestic Companies has legal and valid title to all of material assets which are stated as being owned by the Domestic Companies related to its business, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options and restrictions.

6.
There is no current, pending or, to our best knowledge after due inquiry, threatened PRC legal, regulatory, administrative or other governmental decision, ruling, order, demand, action, proceeding or initiative to which any of the Domestic Companies is a party to or to which any of the assets of any of the Domestic Companies are subject, that could have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

7.
None of Company and the Domestic Companies has taken any corporate action, nor have any legal or administrative proceedings commenced or been threatened against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

8.
Each of the Documents as listed in Schedule 3 hereto, is valid and enforceable against all parties who are parties to the Documents and does not violate any provisions of applicable PRC Laws, the constitutive documents of any Domestic Company, or, to our best knowledge after due inquiry, any Governmental Approval or agreement governed by PRC Law.  No permission of any person or Governmental Approval is currently be necessary to authorize the execution, delivery or performance of the Option Documents, other than any permissions or Governmental Approval that has already been obtained.  The choice of the laws of the States of New York and Delaware, as applicable, as the governing law of Option Documents is a valid choice of governing law under PRC Law and will be binding on the parties thereto..

9.
On August 8, 2006, six PRC Government Agencies, namely, the Ministry of Commerce (the “MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Order 10”), which became effective on September 8, 2006.  On June 22, 2009, the MOFCOM promulgated the amended Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “Order 6”, together with Order 10, the “New M&A Rules”), which became effective immediately.  The New M&A Rules purport, among other things, to require offshore special purpose vehicles formed for the purpose of overseas listing of the equity interests in PRC company and controlled directly or indirectly by PRC company and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.  On September 21, 2006, pursuant to the Order 10 and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchange by special purpose vehicles.

Based on our understanding of the current PRC Laws publicly available as of the date hereof, we believe that the Company’s corporate structure is in compliance with PRC Laws and is legal, valid and enforceable under current PRC legal regime and not subject to provisions on the New M&A Rules, and we also believe that since (a) the establishment of Jiangxi and Beijing Huaxin as wholly foreign owned enterprise (b) the reverse acquisition described in the Registration Statement was between offshore companies, and the CSRC currently has not issued any definitive rule concerning whether such transactions are subject to the New M&A Rules and Related Clarifications, and (c) the CSRC currently has not issued any definitive rule concerning whether offerings like the Offering contemplated by the Company and as described in the Registration Statement is subject to the New M&A Rules and Related Clarifications, the Company is not required to obtain the approval of the CSRC under the New M&A Rules in connection with this Offering.

10.
As of the date hereof, no PRC residents are or have been required to file the registration of foreign exchange for overseas investment with SAFE with respect to any direct or indirect equity interest in the Company or any of its subsidiaries, including with respect to any option to acquire such an interest in the Company or any of its subsidiaries, in accordance with the provisions of the Circular of State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Companies (“SAFE Circular No. 75”)

11.
Except as disclosed in the Registration Statement, the Domestic Companies has full power and authority to effect dividend payments and remittances thereof outside the PRC in United States dollars free of deduction and without the need to obtain any Governmental Approval; except as described in Registration Statement, all such dividends and other distributions resulting from profits generated in tax years beginning from and after the establishment of each Domestic Company will be subject to withholding tax at a rate of 10%, unless reduced pursuant to an applicable bilateral tax treaty and upon the approval of the competent tax authority of the PRC; to our best knowledge after due inquiry, none of the Domestic Companies are currently prohibited, directly or indirectly, by PRC Laws from distributing any dividend to its shareholders.

12.	Each of the Domestic Companies has no outstanding guarantees other than as disclosed in the Registration Statement.

13.
Under the PRC Enterprise Income Tax Law (“EIT Law”) and its implementation rules and the Circular of the State Administration of Taxation on Issues Concerning the Identification of China-controlled Overseas-registered Enterprises as Resident Enterprises on the Basis of the Standard of Actual Management Organization dated on April 22, 2009 (“SAT Circular 82”), it remains unclear as to whether SAT Circular 82 is applicable to an offshore enterprise incorporated or controlled by a PRC individual(s) and how the PRC tax authorities determine the resident enterprise status of a company organized under the laws of a non-PRC jurisdiction which is similar to the Company.  If the Company is not regarded as a PRC resident enterprise as defined in the EIT Law, the non-PRC holders of the shares of the Company who are also not PRC taxpayers as defined in the EIT Law will not be subject to withholding tax, income tax or any other taxes or duties imposed by any governmental agency of the PRC in respect to any payments, dividends or other distributions made on Company shares.

14.
Except as disclosed in the Registration Statement and also confirmed by relevant tax authorities, all returns, reports or filings required to have been made in respect of any of the Domestic Companies for taxation purposes under the PRC Laws have been made by the Domestic Companies and are not subject to any dispute with the relevant tax, revenue or other appropriate authorities; all taxes and other assessments of a similar nature including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such authorities have been paid in full, and none of the Domestic Companies has committed any breach of the relevant PRC Laws regarding tax.

15.	There are no material PRC fees, capital gains, withholding or other taxes that are or will become applicable to the Domestic Companies as a consequence of completion of the Offering.

16.
Except as set forth in the Registration Statement, there is no restriction under PRC Laws that will prohibit the Company from transferring the net proceeds to be received by the Company from the Offering to the Domestic Companies by way of capital increase or shareholder loan subject to the approvals, registration or filings that may be required by any governmental agency having jurisdiction over any of the Domestic Companies or any of its properties; after such net proceeds have been injected into the Domestic Companies, the application of the net proceeds by the Domestic Companies as contemplated in the Registration Statement (including any transfer to and application of proceeds by any Domestic Companies) will not contravene any provision of PRC Laws, the constitutive documents of any Domestic Company, or, any Governmental Approval or agreement governed by PRC Law.

17.
To our best knowledge after due inquiry and confirmed by relevant environmental authorities, except for those matters of non-compliance which would not have a Material Adverse Effect, each of the Domestic Companies is in compliance with all PRC Laws regarding environmental protection and has obtained all Governmental Approvals required of it under such laws.

18.
Except as set forth in the Registration Statement, to our best knowledge after due inquiry, there are no legal, arbitration or governmental proceedings in progress or pending or threatened in the PRC, to which the Company or the Domestic Companies is a party or of which any property of either of the Domestic Companies is subject.

19.
There are no reporting obligations under PRC Laws on non-PRC resident holders of the shares of the Company to be sold in the Offering.  No holder of shares of the Company who is not a PRC resident will be subject to any personal liability, or subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such shares.  There are no limitations under the PRC laws on the rights of holders of shares of the Company, who are not PRC residents, to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the shares.

20.
Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, or the Prospectus, we have no reason to believe, to our knowledge, that (a) when it became of effective, any part of the Registration Statement (other than the financial statements and related schedules therein, as to which we express no opinion) describing or summarizing PRC laws and regulations or documents, agreements or proceedings governed by PRC laws and regulations contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein not misleading; (b) as of the date of the Underwriting Agreement and the date hereof, any part of the Prospectus (other than the financial statements and related schedules therein, as to which we express no opinion) describing or summarizing PRC laws and regulations or documents, agreements or proceedings governed by PRC laws and regulations contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein not misleading; or (c) at the time the Prospectus was filed with the Commission or at the date hereof, any part of the Prospectus (other than the financial statements and related schedules therein, as to which we express no opinion) describing or summarizing PRC laws and regulations or documents, agreements or proceedings governed by PRC laws and regulations contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein not misleading.

21.
The statements set forth in the Registration Statement under the headings “Risk Factors”, “Corporate History and Structure”, “Our Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Certain Relationships and Related Transactions”, insofar as such statements constitute summaries of matters of PRC Laws, Government Approvals, or agreements governed by PRC Laws, fairly reflect our opinion as to such legal matters and documents.

We are licensed to practice in the PRC and the foregoing opinion is limited to the PRC Laws currently in force and publicly available on the date of this opinion and is subject to the following additional qualifications:

i.
Our opinion is limited to the PRC Laws of general application effective as of the date hereof as published by the applicable Government Agencies.  We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

ii.	In rendering this opinion, we are assuming that the Company and the Domestic Subsidiaries are conducting their businesses as described in the Registration Statement.

iii.	This opinion is intended to be used in the context which is specifically referred to herein.

iv.
The PRC Laws referred to herein are laws and regulations which are publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations or the interpretation or enforcement thereof, will not be changed, amended or revoked in the immediate future or in the long term with or without retrospective effect. The PRC Laws may be subject to interpretation by different levels of courts, which are not necessarily bound by decisions or interpretations by other courts, whether on the same level or higher courts, and court decisions are not generally publicly available.  Consequently, in rendering this opinion, we are relying upon our interpretation of the PRC Laws which we believe to be reasonable but which may or may not be accepted by a court.

v.
This opinion is issued based on our understanding of the current PRC Laws as published by the applicable Government Agencies.  For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws, including a determination as to whether certain conduct or a certain structure complies with PRC Laws, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion.

vi.
With respect to our opinion in paragraphs 5, 6 and 7 of this opinion, our investigation as to encumbrances, administrative or other legal or regulatory proceedings and other matters described in such paragraphs has been limited to the local government offices and courts in the local jurisdictions in which the Domestic Companies are engaged in business.

vii.
With respect to our opinion in paragraph 5 of this opinion relating to title, we assume that the person from whom the Domestic Company acquired title had conveyable title and that the person who executed the instrument of transfer on behalf of the selling person was authorized to execute such instrument of title and that any government registration, approval or filing required to transfer title has been completed or is in process.

viii
With respect to paragraph 12 of this opinion relating to guarantees, we are relying solely on representations from the Company and the Company’s audited financial statements for the year ended September 30, 2010 as to absence of any outstanding guarantees.

ix
With respect to paragraph 14 of this opinion, we are relying solely upon our review of the tax returns for the tax year ended December 31, 2009, the results of our inquiry of the local tax authorities, and the representation from the Company that the tax returns accurately reflect the Domestic Companies’ taxable income in accordance with the laws of the PRC and that the Company has not received any notice, either written or oral, disputing or questioning the tax due pursuant to such tax returns.  However, we are not opining that (x) the tax authorities will not, upon review of the tax returns, challenge any position taken by any of the Domestic Companies or (y) that Domestic Companies’ positions will be upheld in the event of any dispute with the tax authorities or (z) if any claim is made by any taxing authority that any of the Domestic Companies violates PRC laws regarding taxes, that the Domestic Companies’ position will be upheld.  We recognize that the tax laws of the PRC do not have publicly available interpretations or judicial decisions as to the applications of the tax laws and, as a result, we are basing our opinion on the published statutes without the benefit of official interpretations or decisions, and, as a result and as stated in item (iv) above, a judicial or administrative body may come to a different conclusion that we have.

x
With respect to paragraph 16 of this opinion, we are relying solely upon our review of the constitutive documents of each of the Domestic Companies and a representation by the Company listing the agreements referred to in said paragraph 16 and our review of those agreements.

xi.
We may rely, as to matters of fact (but not as to legal conclusions), to the extent reasonable, on certificates and confirmations of Government Agencies or responsible officers of the Company, the Domestic Companies and on their corporate books and records.

This opinion is rendered at the request of and for the benefit of the Company in connection with the above matters. Notwithstanding the foregoing, this opinion may be relied upon by DLA Piper LLP (US), U.S. counsel to the Company in connection with the Offering.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this opinion (including discussion of this opinion) and reference to our firm name in the Registration Statement.

Yours faithfully,

Jingtian & Gongcheng

/s/ Jingtian & Gongcheng
Attorneys at Laws
December 16, 2010

Schedule 1

DOMESTIC COMPANIES

No.	Name of Company	Equity Ownership
1	Jiangxi Southern China Livestock Technology Co., Ltd	Mayson Holdings Limited (100%)
2	Beijing Huaxin Tianying Livestock Technology Co., Ltd	Mayson Holdings Limited (100%)
3	Jiangxi Yingtan Huaxin Livestock Co., Ltd	Beijing Huaxin Tianying Livestock Technology Co., Ltd (100%)
4	Yujiang Fengyuan Livestock Co., Ltd	Jiangxi Yingtan Huaxin Livestock Co., Ltd (99%);
5	Jiangxi Yingtan Fuxin Development and Trade Co., Ltd	Jiangxi Yingtan Huaxin Livestock Co., Ltd (99%);
6	Yingtan Yujiang Zhongtong Swine Co., Ltd	Jiangxi Yingtan Huaxin Livestock Co., Ltd (99%);
7	Yujiang Xianyue Livestock Feeds Co., Ltd	Jiangxi Yingtan Huaxin Livestock Co., Ltd (99%);
8	Yingtan Livestock Feeds Development Co., Ltd	Jiangxi Yingtan Huaxin Livestock Co., Ltd (99%);
9	Yujiang Decheng Livestock Co., Ltd	Jiangxi Yingtan Huaxin Livestock Co., Ltd (99%);
10	Yujiang Xiangying Swine Co., Ltd	Jiangxi Yingtan Huaxin Livestock Co., Ltd (99%).

Schedule 2

Option Holders

Name	Shares Subject to Option
Dengfu Xu	1,075,206
Luping Pan	726,589
Mude Pan	488,104
Genkai Zhang	418,411
Xianyue Li	418,441
Min Yang	348,667
Jianying Xu	348,667
Yesheng Li	182,761
Dexuan Yu	182,761
Suyi Zheng	196,831
4,386,438

Schedule 3

LIST OF DOCUMENTS

Restated Option Agreement dated July 27, 2010